SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 13, 2009 (January 9, 2009)
BIOMIMETIC THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
389 Nichol Mill Lane, Franklin, Tennessee 37067
(Address of principal executive offices)
(615) 844-1280
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On January 9, 2009, BioMimetic Therapeutics, Inc. (“Company”) amended its August 17, 2007 lease agreement with Noblegene Development, LLC (“Lease”) for the Company’s new manufacturing facility currently under construction in the same complex as the Company’s headquarters in Franklin, Tennessee. The Lease was amended to increase the base rent by $1.00 to $26.00 per rentable square foot and to provide for a one-time payment of $200,000 from the Company to Noblegene. In all other respects, the Lease remains the same. The Company agreed to the increase in rent, and the one-time payment, to compensate Noblegene for increased construction costs due to BioMimetic’s requested changes in the building design. Company will not begin making lease payments until Noblegene completes construction of the shell of the building.
     Dr. Samuel Lynch, the Company’s President and Chief Executive Officer, is the brother-in-law of John N. Weckesser, Noblegene’s sole owner. The initial lease agreement and this lease amendment were approved by the Company’s Audit Committee as a related party transaction.
     The preceding summary of the lease amendment is not intended to be complete, and is qualified in its entirety by reference to the full text of the Second Amendment to Lease Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.
By:	/s/ Earl Douglas
	Name:	Earl Douglas
	Title:	General Counsel

Date: February 13, 2009